EXHIBIT 99.1

WEST COAST CARS COMPANY ACQUIRES SHENGTAI HOLDING, INC. AND COMPLETES $17.5 MILLION PLACEMENT

Weifang, PRC, May 21, 2007 - West Coast Cars Company (“WCSC”)(OTC: WCSC) today announced the acquisition on May 15, 2007 of Shengtai Holding, Inc. (“Shengtai”). Also on May 15, 2007, WCSC completed a private placement of $17.5 million through the sale of 8,750,000 shares of common stock and 4,375,000 attached warrants with an exercise price of $2.60. Full details of the transactions are available in a Current Report on Form 8-K filed by WCSC on May 21, 2007 (the “8-K”).

Shengtai, through its wholly owned subsidiary in China, Weifang Shengtai Pharmaceutical Co., Ltd., is in the business of manufacturing and supplying medical grade glucose products as well as other glucose and starch products used for food, beverage and industrial production.

Over the past two years, Shengtai’s business has shown significant growth with revenues increasing from $24.9 million to $36.0 million from the fiscal years ended June 30, 2005 and 2006 respectively. For the nine months ended March 31, 2007, Shengtai’s revenues already reached $35.5 million. Net profits have exhibited a similar increase over the same periods from $1.6 million to $4.4 million between the fiscal years ended June 30, 2005 and June 30, 2006, to $5.5 million for the nine months ended March 31, 2007. The full financial statements of Shengtai for the fiscal years ended June 30, 2004, 2005 and 2006 and for the nine-months ended March 31, 2007, are included in the 8-K.

Qingtai Liu, the Chief Executive Officer of WCSC stated: “The closing of our reverse merger transaction and financing provide us with the working capital we need to not only continue the growth of the Shengtai business, but to accelerate that growth. We can now focus on meeting existing demand for our products, as well as accelerating marketing efforts to increase our market share both in the PRC and abroad.”

Forward-looking Statements

Statements made in this news release, may contain forward looking statements concerning WCSC’s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. The risks inherent in WCSC’s business are detailed under “Risk Factors” in its Form 8-K filed on May 21, 2007. WCSC undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.